EXHIBIT 99.1

Exide Technologies Reports Fiscal 2009 Third Quarter Earnings With Adjusted EBITDA At 9.3% of Net Sales Versus 7.2% in the Comparable Prior Year Quarter

ALPHARETTA, Ga., Feb. 4, 2009 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its financial results for its fiscal 2009 third quarter, which ended December 31, 2008.

Highlights of Fiscal 2009 Third Quarter and Year-to-Date Results:

 * Third quarter Adjusted EBITDA of $73.0 million; resulting in
   Adjusted EBITDA of $212.3 million year-to-date, a 29% improvement over the prior year nine month period;
 * Generated free cash flow of $74.7 million in the nine month period ended December 31, 2008 as compared with free cash flow burn of ($129.4) million in the comparable period of fiscal 2008;
 * Net income for the fiscal 2009 third quarter of $15.4 million, or
   $0.20 per diluted share versus net income of $19.3 million, or
   $0.25 per diluted share in the third quarter of fiscal 2008;
 * Adjusted net income for the fiscal 2009 third quarter of $18.2 million or $0.23 per diluted share as compared to $17.3 million or
   $0.23 per diluted share in the fiscal 2008 third quarter; and
 * Reduced debt by $41.6 million and $102.0 million, in the three and nine month periods ended December 31, 2008 respectively, principally through reduction of accounts receivable factoring.

Third Quarter Consolidated Results

Fiscal 2009 third quarter consolidated net sales were $782.6 million as compared to net sales of $1.04 billion in the fiscal 2008 third quarter. Net sales in the fiscal 2009 period were negatively impacted by foreign currency translation, price reductions due to significantly lower average lead prices and overall lower unit volumes. A stronger dollar against most foreign currencies resulted in unfavorable currency translation of approximately $57 million. Pricing reductions resulting from existing lead escalator arrangements reduced third quarter sales by approximately $109 million, the result of a 61% drop in the average cost of lead in the current fiscal quarter when compared to the fiscal 2008 quarter. Favorable non-lead pricing in all divisions served to partially offset volume softness.

Consolidated net income for the fiscal 2009 third quarter was $15.4 million or $0.20 per diluted share compared to net income for the fiscal 2008 third quarter of $19.3 million or $0.25 per diluted share. The results for these comparable periods are impacted by the following items:

 * The results of the fiscal 2009 third quarter include currency remeasurement losses, net of tax, in the amount of $4.7 million or ($0.06) per share, while the results of the fiscal 2008 third quarter include currency remeasurement income of $5.7 million, net of tax, or $0.07 per share.
 * The fiscal 2009 third quarter includes unrealized gain from revaluation of our warrants liability in the amount of $7.1 million or $0.09 per share.
 * The fiscal 2009 third quarter results include restructuring charges of $7.3 million, net of tax, or ($0.09) per share. These charges are principally the result of an accelerated
   reduction-in-force program in Europe and Australia. This amount compares with net of tax restructuring charges in the third quarter of the prior year in the amount of $1.6 million or
   ($0.02) per share.
 * The current quarter tax provision includes a net $2.4 million or
   $0.03 per share one-time credit.

Excluding the impact of the above-described, non-operational items, adjusted net income for the fiscal 2009 third quarter was $18.2 million or $0.23 per share. This compares with adjusted net income for the comparable prior year period of $17.3 million or $0.23 per share. A reconciliation of net income and net income per share to adjusted net income and adjusted net income per share is provided below.

Consolidated Adjusted EBITDA for the fiscal 2009 third quarter was $73.0 million as compared with Adjusted EBITDA of $75.0 million in the prior year quarter. Gross profit as a percent of net sales increased to 20.7% or $162.0 million in the fiscal 2009 third quarter, compared to 15.9% of net sales or $165.8 million in the prior year period, a 480 basis point margin improvement. The improvement in gross profit as a percentage of net sales is the result of continued focus on cost efficiencies, retention of non-lead related pricing partially offset by an $11.6 million unfavorable impact of foreign currency translation, and by rising non-lead commodity costs. Gordon A. Ulsh, President and Chief Executive Officer, said, "All four business segments contributed to this quarter's improvement in gross profit as a percentage of net sales notwithstanding the global economic headwinds. We are unrelenting as we strive to become more operationally efficient, improving productivity throughout our organization and driving profitability."

Selling, general and administrative expenses for the fiscal 2009 third quarter decreased to $114.8 million versus the prior year comparable period of $120.0 million. Approximately $9.9 million of the decrease resulted from foreign currency translation. This decrease was offset by increased spending on targeted marketing efforts and our increasing investment in engineering resources, including our new Industrial Energy engineering center in Germany.

Net interest expense decreased 19.2% or $4.2 million to $17.5 million in the fiscal 2009 third quarter as compared to $21.7 million in the fiscal 2008 third quarter as a result of lower average net debt and the favorable impact of lower interest rates. At December 31, 2008, net debt decreased 14% to $538.6 million from $625.6 million at March 31, 2008. Factoring of European accounts receivable was reduced to $21.5 million at December 31, 2008 from $94.3 million at March 31, 2008.

Fiscal 2009 Nine Month Consolidated Results

The Company reported a net loss for the nine months ended December 31, 2008 of $5.1 million or ($0.07) per share as compared to a net loss of $31.2 million or ($0.47) per share in the prior year period. Adjusted net income for the nine months ended December 31, 2008 was $49.7 million or $0.65 per share. This compares to an adjusted net income of $9.5 million or $0.14 per share for the prior year nine month period.

Net sales for the first nine months of fiscal 2009 aggregated $2.67 billion as compared with $2.67 billion for the prior year period. Excluding the effect of favorable foreign currency translation, net sales decreased 2% over the prior year period. Adjusted EBITDA for the nine months ended December 31, 2008 increased 29% to $212.3 million versus $164.0 million in the comparable prior year period. The increase in Adjusted EBITDA is the result of continued improvements in operational efficiencies and the retention of non-lead related pricing which have more than offset the impact of lower unit sales in most channels served by our businesses.

As of December 31, 2008, the Company had cash and cash equivalents of $148.4 million and $141.2 million availability under its bank revolving loan facility. This compares to cash and cash equivalents of $90.5 million and $136.4 million availability under the revolving loan facility at March 31, 2008. Free cash flow was a positive $74.7 million for the nine months ended December 31, 2008 as compared to a free cash flow burn of ($129.4) million for the same period of fiscal 2008. This increase is due to the increase in Adjusted EBITDA and significantly improved working capital resulting from lower lead prices, partially offset by planned increases in restructuring and capital expenditures.

Segment Information for the Three and Nine Months Ended December 31

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2009 third quarter were $483.4 million as compared to $650.1 million in the same period of fiscal 2008. Excluding the $25.2 million unfavorable impact of foreign currency translation, net sales in the fiscal 2009 third quarter decreased $141.6 million from the prior year period. Price reductions driven by the de-escalation of average lead prices negatively impacted net sales by $82.1 million in the fiscal 2009 third quarter. Both Transportation segments experienced lower unit volumes in the current fiscal year quarter primarily driven by lower OE production, but also weaker aftermarket sales as customers slowed inventory builds. Net sales for the nine months year-to-date was basically flat at $1.6 billion as compared to the same period of fiscal 2008.

Adjusted EBITDA for the combined Transportation segments was $43.3 million in the fiscal 2009 third quarter versus $52.9 million in the comparable fiscal 2008 period. Adjusted EBITDA for Transportation Americas improved in the current fiscal year quarter over the prior year period despite lower profits from its recycling operations; the result of dramatically lower lead prices. "The segment's ability to improve its profitability in the face of this headwind and lower unit volumes reflects diligence around cost control and pricing discipline," said Mr. Ulsh. "Transportation Europe and Rest of World Adjusted EBITDA declined in the fiscal 2009 third quarter when compared to the prior year, primarily volume driven, has resulted in an increase in unutilized capacity. This situation has resulted in our plan to close one of the transportation battery plants in Europe." This initiative among other incremental restructuring activities will result in a 2009 fiscal fourth quarter restructuring charge of $30 million to $40 million. Adjusted EBITDA for the nine months year-to-date was $120.7 million versus $126.3 million for the comparable fiscal 2008 period.

Industrial Energy Segments

Fiscal 2009 third quarter total net sales for the Company's Industrial Energy segments were $299.2 million as compared to $391.9 million in the comparable fiscal 2008 period. This decrease is primarily due to unfavorable foreign currency translation of $32.3 million and lead related price reductions of approximately $27 million over the prior year period. Net sales were also impacted by lower overall volumes in both Industrial Energy segments, partially offset by favorable non-lead pricing actions worldwide. Net sales for the nine months year-to-date were $1.04 billion compared to $1.02 billion for the same period of fiscal 2008.

Total Adjusted EBITDA for the Industrial Energy segments in the fiscal 2009 third quarter increased $7.9 million to $37.6 million versus $29.7 million in the fiscal 2008 third quarter. This increase is primarily due to continued improved productivity and effective pricing in all markets partially offset by lower unit volumes. Adjusted EBITDA for the nine months year-to-date was $113.6 million versus $63.4 million in the prior year period.

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is the key indicator of the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales as well as a specific exclusion for the loss on early extinguishment of debt recorded in the fiscal 2008 first quarter. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Earnings Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these nonrecurring items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities and cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, but not in isolation or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on February 5, 2009 at 10:00 a.m. Eastern Time.

Conference call details:

  Dial-in number for US/Canada: 877-296-1542
  Dial-in number for international callers: 706-679-5918
  Conference ID: 80042147

A telephonic replay of the conference call is available:

  Dates: from 1:00 p.m. ET February 5, 2009 to 11:59 p.m. ET
  February 19, 2009
  Domestic dial-in: 800-642-1687
  International dial-in: 706-645-9291
  Passcode: 80042147

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act. The Company undertakes no obligation to publicly update or revise any forward-looking statement in this or any prior forward-looking statements whether as a result of new information, future developments or otherwise.

Examples of forward-looking statements include, but are not limited to, (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following general factors such as: (i) the Company's ability to implement and fund based on current liquidity business strategies and restructuring plans, (ii) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (iii) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (iv) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (v) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (vi) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (vii) competitiveness of the battery markets in North America and Europe, (viii) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (ix) general economic conditions, (x) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs, (xi) the Company's reliance on a single supplier for its polyethylene battery separators, (xii) the Company's ability to successfully pass along increased material costs to its customers, (xiii) the loss of one or more of the Company's major customers for its industrial and transportation products; (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states; and (xv) the ability of the Company's customers to pay for products and services in light of liquidity constraints resulting from global economic conditions and restrictive credit markets.

Therefore, the Company cautions each reader of this press release carefully to consider those factors set forth above and those factors described in the Company's annual report on Form 10-K filed on June 9, 2008 and its quarterly reports on Form 10-Q filed on August 8, 2008, November 6, 2008, and February 4, 2009, because such factors have, in some instances, affected and in the future could affect, the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

                    EXIDE TECHNOLOGIES AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Unaudited, in thousands, except per-share data)

                          For the Three              For the Nine
                           Months Ended              Months Ended
                     -----------------------  -----------------------
                      Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                        2008         2007         2008         2007
                     ---------- -----------  -----------  -----------
 NET SALES           $  782,602 $ 1,042,047  $ 2,668,050  $ 2,666,377
 COST OF SALES          620,587     876,214    2,174,671    2,251,527
                     ---------- -----------  -----------  -----------
 Gross profit           162,015     165,833      493,379      414,850
                     ---------- -----------  -----------  -----------

 EXPENSES:
 Selling, marketing
  and advertising        72,483      76,435      231,009      213,068
 General and
  administrative         42,341      43,623      133,001      126,893
 Restructuring            7,783       1,652       19,661        6,334
 Other (income)
  expense, net            (429)     (6,446)       24,085     (20,507)
 Interest expense,
  net                    17,532      21,697       55,158       64,320
 Loss on early
  extinguishment of
  debt                       --          --           --       21,342
                     ---------- -----------  -----------  -----------
                        139,710     136,961      462,914      411,450
                     ---------- -----------  -----------  -----------
 Income before
  reorganization
  items, income
  taxes, and
  minority interest      22,305      28,872       30,465        3,400
 REORGANIZATION
  ITEMS, NET                409       1,202        1,344        2,412
 INCOME TAX
  PROVISION               6,367       7,947       33,245       30,859
 MINORITY INTEREST          102         414          996        1,332
                     ----------  ----------  -----------  -----------
  Net income (loss)  $   15,427  $   19,309  $   (5,120)  $  (31,203)
                     ==========  ==========  ===========  ===========

 EARNINGS (LOSS)
  PER SHARE
 Basic               $     0.20  $     0.26  $    (0.07)  $    (0.47)
                     ==========  ==========  ===========  ===========
 Diluted             $     0.20  $     0.25  $    (0.07)  $    (0.47)
                     ==========  ==========  ===========  ===========
 WEIGHTED AVERAGE
  SHARES
 Basic                   75,589      75,088       75,474       66,043
                     ==========  ==========  ===========  ===========
 Diluted                 79,386      79,655       75,474       66,043
                     ==========  ==========  ===========  ===========

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
           (Unaudited, in thousands, except per-share data)

                                             December 31,  March 31,
                                                2008         2008
                                             -----------  -----------
                    ASSETS
 Current assets:
   Cash and cash equivalents                 $   148,413  $    90,547
   Receivables, net of allowance for
    doubtful accounts of $32,716 and $33,630     562,786      782,944
   Inventories                                   489,166      583,593
   Prepaid expenses and other                     19,666       17,829
   Deferred financing costs, net                   4,969        5,215
   Deferred income taxes                          30,736       36,853
                                             -----------  -----------
     Total current assets                      1,255,736    1,516,981
                                             -----------  -----------
 Property, plant and equipment, net              583,625      649,526
                                             -----------  -----------
 Other assets:
   Other intangibles, net                        183,259      206,283
   Investments in affiliates                       2,061        6,523
   Deferred financing costs, net                  13,538       18,071
   Deferred income taxes                          40,353       51,238
   Other                                          42,100       42,774
                                             -----------  -----------
                                                 281,311      324,889
                                             -----------  -----------
 Total assets                                $ 2,120,672  $ 2,491,396
                                             ===========  ===========
      LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Short-term borrowings                     $    19,165  $    22,719
   Current maturities of long-term debt           10,273        9,875
   Accounts payable                              309,716      468,240
   Accrued expenses                              292,832      333,092
   Warrants liability                              1,681        8,272
                                             -----------  -----------
     Total current liabilities                   633,667      842,198
 Long-term debt                                  657,578      683,601
 Noncurrent retirement obligations               172,869      212,438
 Deferred income taxes                            33,236       44,407
 Other noncurrent liabilities                    136,940      145,642
                                             -----------  -----------
     Total liabilities                         1,634,290    1,928,286
                                             -----------  -----------
 Commitments and contingencies
 Minority interest                                17,395       18,772
                                             -----------  -----------
 STOCKHOLDERS' EQUITY
 Preferred stock, $0.01 par value, 1,000
  shares authorized, 0 shares issued and
  outstanding                                         --           --
 Common stock, $0.01 par value, 200,000
  shares authorized, 75,479 and 75,278
  shares issued and outstanding                      755          753
 Additional paid-in capital                    1,109,210    1,104,939
 Accumulated deficit                           (722,782)    (717,662)
 Accumulated other comprehensive income           81,804      156,308
                                             -----------  -----------
 Total stockholders' equity                      468,987      544,338
                                             -----------  -----------
 Total liabilities and stockholders' equity  $ 2,120,672  $ 2,491,396
                                             ===========  ===========

                   EXIDE TECHNOLOGIES AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Unaudited, in thousands)

                                                      For the
                                                 Nine Months Ended
                                             ------------------------
                                             December 31, December 31,
                                                 2008         2007
                                             -----------  -----------
 Cash Flows From Operating Activities:
   Net loss                                  $   (5,120)  $  (31,203)
     Adjustments to reconcile net loss to
      net cash provided by (used in)
      operating activities --
     Depreciation and amortization                73,761       75,338
     Unrealized gain on warrants                 (6,591)      (1,194)
     Net loss on asset sales / impairments         1,820          151
     Deferred income taxes                         7,400       14,257
     Provision for doubtful accounts               6,509        6,591
     Non-cash stock compensation                   3,844        4,091
     Reorganization items, net                     1,344        2,412
     Minority interest                               996        1,332
     Amortization of deferred
      financing costs                              3,833        3,585
     Loss on early extinguishment of debt             --       21,342
     Currency loss (gain)                         33,572     (18,230)
   Changes in assets and liabilities--
     Receivables                                 122,733     (81,989)
     Inventories                                  35,698    (147,115)
     Prepaid expenses and other                  (3,320)        1,641
     Payables                                  (118,778)       53,220
     Accrued expenses                            (6,703)       34,335
     Noncurrent liabilities                     (21,579)     (31,574)
     Other, net                                  (8,941)        (812)
                                             -----------  -----------
       Net cash provided by (used in)
        operating activities                     120,478     (93,822)
                                             -----------  -----------
 Cash Flows From Investing Activities:
     Capital expenditures                       (58,666)     (39,285)
     Proceeds from sales and purchases
      of assets, net                              12,892        3,685
                                             -----------  -----------
       Net cash used in
        investing activities                    (45,774)     (35,600)
                                             -----------  -----------
 Cash Flows From Financing Activities:
   Increase in short-term borrowings                 105        3,419
   (Decrease) increase in borrowings under
    Senior Secured Credit Facility               (2,255)       50,856
   (Decrease) increase in other debt             (6,618)        7,721
   Financing costs and other                          --     (31,736)
   Net proceeds from rights offering and
    common stock issuance                            428       90,998
                                             -----------  -----------
       Net cash (used in) provided by
        financing activities                     (8,340)      121,258
                                             -----------  -----------
 Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                           (8,498)        3,125
                                             -----------  -----------

 Net Increase (Decrease) In Cash and
  Cash Equivalents                                57,866      (5,039)
 Cash and Cash Equivalents, Beginning
  of Period                                       90,547       76,211
                                             -----------  -----------
 Cash and Cash Equivalents, End of Period    $   148,413  $    71,172
                                             ===========  ===========

 Supplemental Disclosures of Cash
  Flow Information:
   Cash paid during the period -
     Interest                                $    41,080  $    46,328
     Income taxes (net of refunds)                10,492       12,763

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
               ADJUSTED EBITDA RECONCILIATION BY SEGMENT
                             (in millions)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2008

                     Transportation  Industrial Energy
                     ---------------  ---------------
                               Europe          Europe
                     Americas and ROW Americas and ROW Other   TOTAL
                      ------  ------   ------  ------  ------  ------

  Net income (loss)   $ 20.7  $  2.9   $  9.1  $ 16.2  ($33.5) $ 15.4

   Interest
    expense, net          --      --       --      --    17.6    17.6

   Income tax
   provision              --      --       --      --     6.3     6.3
                      -----------------------------------------------

  EBIT                  20.7     2.9      9.1    16.2    (9.6)   39.3

   Depreciation
    and
    amortization         7.7     5.3      2.4     5.8     1.3    22.5

    Take Charge           --     0.3       --      --      --     0.3

    Reorganization
     items, net           --      --       --      --     0.3     0.3

    Restructuring        0.2     2.9       --     4.4     0.3     7.8

    Currency
     remeasurement
     loss (gain)         3.1     0.3     (0.9)     --     5.2     7.7

    Minority
     interest             --      --       --      --     0.1     0.1

    Unrealized gain
     on revaluation
     of warrants          --      --       --      --    (7.1)   (7.1)

    Loss on sale/
     impairment
     of assets           0.1     0.1      0.1     0.4      --     0.7

    Other,
     principally
     non cash stock
     compensation
     expense              --    (0.3)     0.2    (0.1)    1.6     1.4
                      -----------------------------------------------

  Adjusted EBITDA     $ 31.8  $ 11.5   $ 10.9  $ 26.7  $ (7.9) $ 73.0
                      ===============================================

 FOR THE THREE MONTHS ENDED DECEMBER 31, 2007

                     Transportation  Industrial Energy
                     ---------------  ---------------
                               Europe          Europe
                     Americas and ROW Americas and ROW Other   TOTAL
                      ------  ------   ------  ------  ------  ------
 Net income (loss)    $ 22.2  $ 14.0   $ 13.7  $  4.0  ($34.6) $ 19.3

   Interest
    expense, net          --      --       --      --    21.7    21.7

   Income tax
    provision             --      --       --      --     7.9     7.9
                      -----------------------------------------------

 EBIT                   22.2    14.0     13.7     4.0    (5.0)   48.9

   Depreciation
    and
    amortization         7.5     6.7      2.2     7.3     1.0    24.7

   Take Charge           0.7      --       --     2.1      --     2.8

   Reorganization
    items, net            --      --       --      --     1.2     1.2

   Restructuring         0.7     0.6       --     0.3      --     1.6

   Currency
    remeasurement
    loss (gain)           --     0.4      0.1      --    (6.5)   (6.0)

   Minority
    interest              --      --       --      --     0.4     0.4

   Loss (gain) on
    sale/impairment
    of assets             --      --       --     0.1    (0.1)     --

   Other,
    principally
    non cash stock
    compensation
    expense               --     0.1       --    (0.1)    1.4     1.4
                      -----------------------------------------------

 Adjusted EBITDA      $ 31.1  $ 21.8   $ 16.0  $ 13.7  $ (7.6) $ 75.0
                      ===============================================

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
               ADJUSTED EBITDA RECONCILIATION BY SEGMENT
                             (in millions)

 FOR THE NINE MONTHS ENDED DECEMBER 31, 2008

                     Transportation  Industrial Energy
                     ---------------  ---------------
                               Europe          Europe
                     Americas and ROW Americas and ROW Other   TOTAL
                      ------  ------   ------  ------  ------  ------
 Net income (loss)    $ 71.2  ($ 4.3)  $ 35.8  $ 38.6  ($146.4)($ 5.1)

   Interest
    expense, net          --      --       --      --    55.2    55.2

   Income tax
    provision             --      --       --      --    33.2    33.2
                      -----------------------------------------------

 EBIT                   71.2    (4.3)    35.8    38.6   (58.0)   83.3

   Depreciation
    and
    amortization        23.0    19.6      6.8    19.3     5.1    73.8

   Take Charge            --     0.6       --      --      --     0.6

   Reorganization
    items, net            --      --       --      --     1.3     1.3

   Restructuring         0.9     5.9       --    12.4     0.5    19.7

   Currency
    remeasurement
    loss (gain)          3.4     0.3     (1.1)     --    31.0    33.6

   Minority
    interest              --      --       --      --     1.0     1.0

   Unrealized
    gain on
    revaluation
    of warrants           --      --       --      --    (6.6)   (6.6)

   Loss on sale/
    impairment of
    assets               0.1      --      0.8     0.9      --     1.8

   Other,
    principally
    non cash stock
    compensation
    expense               --      --      0.1      --     3.7     3.8
                      -----------------------------------------------

 Adjusted EBITDA      $ 98.6  $ 22.1   $ 42.4  $ 71.2  $(22.0) $212.3
                      ===============================================

 FOR THE NINE MONTHS ENDED DECEMBER 31, 2007

                     Transportation  Industrial Energy
                     ---------------  ---------------
                               Europe          Europe
                     Americas and ROW Americas and ROW Other   TOTAL
                      ------  ------   ------  ------  ------  ------
 Net income (loss)    $ 55.9  $ 17.9   $ 29.3  ($ 0.2) ($134.1)($31.2)

   Interest
    expense, net          --      --       --      --    64.3    64.3

   Income tax
    provision             --      --       --      --    30.9    30.9
                      -----------------------------------------------

 EBIT                   55.9    17.9     29.3    (0.2)  (38.9)   64.0

   Depreciation
    and
    amortization        22.2    20.4      6.7    21.7     4.3    75.3

   Loss on early
    extinguishment
    of debt               --      --       --      --    21.3    21.3

   Take Charge           2.9     1.9       --     3.6      --     8.4

   Reorganization
    items, net            --      --       --      --     2.4     2.4

   Restructuring         1.6     2.9       --     1.7     0.1     6.3

   Currency
    remeasurement
    (gain) loss         (0.1)   (0.1)     1.2    (0.1)  (19.1)  (18.2)

   Minority
    interest              --      --       --      --     1.3     1.3

   Unrealized
    gain on
    revaluation
    of warrants           --      --       --      --    (1.2)   (1.2)

   Loss (gain) on
    sale/
    impairment of
    assets               0.6     0.1      0.9    (1.4)     --     0.2

   Other,
    principally
    non cash stock
    compensation
    expense              0.1      --       --      --     4.1     4.2
                      -----------------------------------------------

 Adjusted EBITDA      $ 83.2  $ 43.1   $ 38.1  $ 25.3  $(25.7) $164.0
                      ===============================================

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
     COMPARATIVE FY09 Q3 NET SALES AND ADJUSTED EBITDA BY SEGMENT
                             (in millions)

              Transportation    Industrial Energy
             -----------------  -----------------
                        Europe             Europe
                         and                and                Consol-
             Americas    ROW    Americas    ROW      Other     idated
             --------  -------  --------  --------  --------  --------
 Q3 FY 09
 --------
  Net sales  $ 273.1   $ 210.3  $   64.7  $  234.5  $     --  $  782.6
  Adjusted
   EBITDA    $  31.8   $  11.5  $   10.9  $   26.7  $   (7.9) $   73.0

 Q3 FY08
 -------
  Net sales  $ 289.9   $ 360.3  $   84.2  $  307.7  $     --  $1,042.0
  Adjusted
   EBITDA    $  31.1   $  21.8  $   16.0  $   13.7  $   (7.6) $   75.0

              Transportation    Industrial Energy
             -----------------  -----------------
                        Europe             Europe
                         and                and                Consol-
             Americas    ROW    Americas    ROW      Other     idated
             --------  -------  --------  --------  --------  --------
 Q3 YTD FY09
 -----------
  Net sales  $  895.1  $ 731.5  $  230.7  $  810.7  $     --  $2,668.0
   Adjusted

    EBITDA   $   98.6  $  22.1  $   42.4  $   71.2  $  (22.0) $  212.3

 Q3 YTD FY08
 -----------
  Net sales  $  816.7  $ 829.5  $  222.5  $  797.7  $     --  $2,666.4
  Adjusted
   EBITDA    $   83.2  $  43.1  $   38.1  $   25.3  $  (25.7) $  164.0

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
                     COMPUTATION OF FREE CASH FLOW
                             (in millions)

                                      For the            For the
                                Three Months Ended  Nine Months Ended
                                 Dec. 31, Dec. 31,  Dec. 31,  Dec. 31,
                                  2008     2007      2008      2007
                                 ------   ------    ------    ------

 Net cash provided by (used in)
  operating activities           $  9.9   $ (6.5)   $120.5    $(93.8)

 Net cash provided by (used in)
  investing activities            (25.9)   (15.3)    (45.8)    (35.6)

                                 ------   ------    ------    ------
   Free Cash Flow                $(16.0)  $(21.8)   $ 74.7    $(129.4)
                                 ======   ======    ======    ======

                    EXIDE TECHNOLOGIES AND SUBSIDIARIES
             ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
                   (in millions, except per share data)

                               FOR THE THREE MONTHS ENDED
                         December 31, 2008       December 31, 2007
                       ---------------------   ---------------------
                        Dollars    Per Share    Dollars    Per Share
                       ---------   ---------   ---------   ---------
 Net earnings
  (adjusted per note
     14, Form 10-Q)   $  15.5      $   0.20   $   19.8     $   0.25
    Income tax
     provision           (2.4)        (0.03)       0.4         0.01
    Reorganization
     items, net           0.2            --        1.2         0.02
    Restructuring         7.3          0.09        1.6         0.02
    Currency
     remeasurement
     loss (gain)          4.7          0.06      (5.7)       (0.07)
    Unrealized gain
     on revaluation
     of warrants         (7.1)        (0.09)       --           --

                      --------     --------   --------     --------
  Non-GAAP Adjusted
   Net Income
   (Loss)/ EPS        $   18.2      $   0.23  $   17.3   $     0.23
                      ========      ========  ========   ==========

  Weighted Average
   Shares
   Outstanding
    Diluted                           79,386                 79,655
                                    ========               ========

                     EXIDE TECHNOLOGIES AND SUBSIDIARIES
              ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
                   (in millions, except per share data)

                                 FOR THE NINE MONTHS ENDED
                          December 31, 2008      December 31, 2007
                      ----------------------   ---------------------
                       Dollars     Per Share   Dollars     Per Share
                      ---------    ---------   ---------   ---------

 Net loss             $  (5.1)     $  (0.07)   $  (31.2)   $  (0.47)
  Increase in
   valuation
   allowance              21.4         0.28        13.5         0.20
  Decrease in
   German
   income tax rate          --           --        16.7         0.25
  Reorganization
   items, net              0.8         0.01         2.4         0.04
  Restructuring           18.4         0.24         6.1         0.09
  Currency
   remeasurement
   loss (gain)            20.8         0.28      (17.2)       (0.26)
  Unrealized loss
   (gain) on
   revaluation of
   warrants              (6.6)       (0.09)       (1.2)       (0.02)
  Loss on early
   extinguishment
   of debt                  --           --        20.4         0.31
                      --------     --------    --------     --------

 Non-GAAP Adjusted
  Net Income
  (Loss) / EPS        $   49.7     $   0.65    $    9.5     $   0.14
                      ========     ========    ========     ========
 Weighted Average
  Shares
  Outstanding
   Diluted                           75,474                   66,043
                                   ========                 ========

CONTACT:  J.Addams & Partners, Inc.
          MEDIA CONTACTS:
          Jeannine Addams
          jfaddams@jaddams.com
          Kristin Wohlleben
          kwohlleben@jaddams.com
          404/231-1132

          Exide Technologies
          INVESTOR CONTACT:
          Carol Knies, Senior Director of Investor Relations
          678/566-9316
          carol.knies@exide.com